EXHIBIT 99.A
News
For Immediate Release

El Paso Corporation Provides Proved Reserve Estimate and
Production Update; Maintains Production Forecast

HOUSTON, TEXAS, February 17, 2004-El Paso Corporation
(NYSE:EP) today announced that it has completed its annual review of the company's natural gas and oil reserve estimates. The following is a reconciliation of proved reserves from December 31, 2002 to December 31, 2003 for El
Paso Corporation and its consolidated subsidiaries, El Paso
Production Holding Company (EPPH) and El Paso CGP Company:

                           El Paso Corp. EPPH  El Paso CGP

Bcf Equivalent at
  Jan. 1, 2003               5,233     2,824        2,286
Production                    (427)     (226)        (194)
Net Sales                     (799)     (424)        (267)
Additions                       452       232          220
Revisions                   (1,824)     (865)        (951)
                            -------    ------       ------
at Dec. 31, 2003              2,635     1,541        1,094

The company will provide additional information during today's conference call. Approximately 66 percent of the December 31, 2003 reserves are proved developed.

The breakdown of December 31, 2003 proved reserves in billion cubic feet equivalent (Bcfe) by region and registrant follows:

                     El Paso Corp.      EPPH      El Paso CGP

Gulf of Mexico             440           257            183
Central1                   451           363             88
Texas Onshore              624            86            538
Coalbed                    836           835              1
Methane
International              284             -            284
                         -----         -----          -----
Total                    2,635         1,541          1,094

1 Central includes N. Louisiana and Rockies

"We are committed to turning around our production business, and this is the first step," said Doug Foshee, president and chief executive officer of El Paso. "The next steps include completing the reorganization of this business under Lisa Stewart's leadership, reviewing our drilling inventory by region and reallocating capital where appropriate. I remain confident that we are on track to deliver the goals of our long-range plan."

During the review process, Ryder Scott reviewed approximately 90 percent of the company's reserve base. In its audit letter, Ryder Scott cited a difference of less than 2 percent with the company's internal reserve analysis, which it deemed as insignificant.

Maintaining Production Outlook
------------------------------
El Paso's January 2004 production averaged approximately 960 million cubic feet equivalent (MMcfe) per day. Based on expected results from the $850-million 2004 capital program, El Paso believes that it can achieve the 850 - 950 MMcfe daily production range established in its plan for 2004.
El Paso's December 31, 2003 reserve report supports approximately 715 MMcfe of average daily production for 2004 from its existing proved developed producing reserves. This expected production rate is consistent with the range of 680
- 750 MMcfe of average daily production utilized in the company's long-range plan.

Financial Impact
----------------
El Paso Corporation expects to take a fourth quarter pre-tax ceiling test charge of approximately $1 billion (assuming all adjustments are reflected at December 31, 2003).
Additional ceiling test charges would be incurred if natural gas prices fall below the approximate $6.00 per million British thermal units (MMBtu) Henry Hub natural gas price that was used for the calculation. The company estimates that El Paso would have incurred an additional $1.5 billion (pre-tax) ceiling test charge if the Henry Hub natural gas price had been $1.00 per MMBtu lower at December 31, 2003.

Based on current reserves and the expected fourth quarter
2003 ceiling test charge (assuming all adjustments are reflected at December 31, 2003), the company expects its production group to experience first quarter 2004 per unit
DD& A rates of $2.68 for El Paso, $2.11 for EPPH and $2.91 for El Paso CGP.

Asset Sales Program
--------------------
El Paso continues to make excellent progress with the asset sales component of its December 15, 2003 long-range plan, having announced or completed $2.9 billion of the $3.3 billion to $3.9 billion plan goal. In the past two months, the company has contracted for every major asset sale that was assumed in the plan. Yesterday, El Paso announced that it had sold its western Canadian properties to BG Group for approximately $346 million. The sale encompasses approximately 690,000 net acres of leasehold, including properties that had an average production rate of approximately 57 MMcfe per day, net to El Paso's interest, as of December 31, 2003. This transaction, which is expected to close in March 2004, covers all of El Paso's Canadian assets with the exception of the Caribou natural gas processing plant, firm capacity on the Alliance pipeline system, and interests in Nova Scotia. El Paso is in various stages of selling its Indonesian and other international upstream properties.

Investor Drilling Program Update
--------------------------------

In October 2003, El Paso announced that it had entered into a joint drilling agreement with two third parties that would result in an additional $350 million of drilling activity beyond El Paso's direct expenditures during late 2003 and 2004. El Paso is a 30-percent participant in the program with a planned investment of $150 million. The drilling program was divided into two packages-El Paso CGP (approximately $230 million) and EPPH (approximately $270 million). While the drilling results of the EPPH program have been satisfactory, the El Paso CGP program results have not met expectations. El Paso is evaluating potential options for the El Paso CGP package.

Webcast and Conference Call
---------------------------
El Paso Corporation has scheduled a live webcast today at 5:00 p.m. Eastern Time, 4:00 p.m. Central Time, to review the topics mentioned in this release. The webcast may be accessed online through El Paso's Web site at www.elpaso.com in the Investors section. A limited number of telephone lines will also be available to participants by dialing
(303) 205-0044 ten minutes prior to the start of the webcast. The company requests that those who do not intend to ask questions use the webcast option.

The webcast replay will be available online through the Web site in the Investors section. A telephone audio replay will be also available through February 24, 2004 by dialing (303)
590-3000 (access code 570921#).

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
--------------------------------------------------------------
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain assets; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; changes in reserves estimates based upon internal and third party reserve analyses; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with the outcome of governmental investigations; the outcome of pending litigation including shareholder derivative and class actions; political and currency risks associated with international operations of the company and its affiliates especially due to the instability in Brazil and economic conditions in Mexico; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's
(and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office:  (713) 420-3039
Fax:     (713) 420-6341